 FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES EFFECTIVENESS OF 1-FOR-7 REVERSE
STOCK SPLIT TO REGAIN COMPLIANCE WITH NASDAQ LISTING RULES

SAN FRANCISCO – August 16, 2010 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) announced today that its reverse stock split of the outstanding common stock at a ratio of 1-for-7 shares is now in effect.

The company’s common shares will continue to trade on the NASDAQ and on a split-adjusted basis when the market opens today, August 16, 2010, under the temporary ticker symbol, MERRD.  The symbol will revert back to MERR on September 14, 2010 after 20 trading days.

The proposal to institute this reverse stock split was detailed in Merriman’s proxy statement filed with the SEC on July 9, 2010 and was approved by the company’s shareholders on August 10, 2010. Pursuant to the reverse stock split, each seven shares of authorized and outstanding common stock will be reclassified and combined into one share of new common stock.  Seven shares of Series D Convertible Preferred Stock will be convertible into one share of common stock of the company.

Merriman was notified by the NASDAQ Stock Market on March 4, 2010 that it is not currently in compliance with NASDAQ listing rules, which require listed securities to maintain a minimum bid price of $1.00 per share. After giving effect to  the shareholder-approved reverse stock split, the company will be able to regain compliance.

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in three growth industry sectors: Technology, CleanTech and Consumer, Media & Internet. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2010. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate,” believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2010 and the Form 10-Q filed on August 12, 2010, together with this press release and the financial information contained herein, are available on our website, www.mcfco.com. Please click on "Investor Relations."

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At the Company:
Peter Coleman
Chief Financial Officer
Merriman Curhan Ford Group, Inc.
(415) 248-5640